UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2011

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 27, 2011, the Board of Directors (“Board”) of the Federal Home Loan Bank of Chicago (the “Bank”) appointed Mark J. Eppli to fill a vacant directorship on the Board as a result of the previously disclosed resignation of James Ericson. Professor Eppli will serve as an independent director and will complete the existing term vacated by Mr. Ericson, which expires December 31, 2013. For more information on the required qualifications for independent directors, see “Nomination of Independent Directors” on page 83 in the Bank's 2010 Annual Report on Form 10-K.
Professor Eppli is Professor of Finance and Robert B. Bell, Sr., Chair in Real Estate at Marquette University, where he also serves as Director of the Center for Real Estate. The Board has assigned Professor Eppli to serve on the Board's Affordable Housing Committee and Operations & Technology Committee.
The Bank will compensate Professor Eppli in accordance with the Bank's 2012 Board of Directors Compensation Policy, as discussed in the Bank's Form 8-K/A filed on December 19, 2011.

The Bank has not engaged in any transactions with Professor Eppli or any members of his immediate family that require disclosure under applicable rules and regulations. Professor Eppli's appointment took place in accordance with the rules governing the election of Bank directors and appointment of director vacancies, as specified in the Federal Home Loan Bank Act of 1932, as amended, and the related regulations of the Federal Housing Finance Agency.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: January 3, 2012	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary